EXHIBIT 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

September 5, 2025

Artelo Biosciences, Inc.

888 Prospect Street, Suite 210

La Jolla, CA  92037

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel for Artelo Biosciences, Inc., a Nevada corporation (the “Company”) , in connection with the Company’s filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). We are delivering this opinion letter in connection with the registration of an aggregate of 640,924 shares of Common Stock and 40,894 Warrants exercisable for an aggregate of 40,894 shares of Common Stock being sold pursuant to an Underwriting Agreement dated as of September 4, 2025 between the Company and R.F. Lafferty & Co., Inc., as Representative of the several underwriters, if any, named in Schedule I thereto (the “Underwriting Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In rendering the opinions set forth herein, we have reviewed the following:

1.	The form of the Warrants (together with the Underwriting Agreement, the “Transaction Documents”).

2.	The Registration Statement, the Base Prospectus and the Final Prospectus.

3.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof (the “Certificate of Incorporation”);

4.	The Bylaws of the Company, as certified by an officer of the Company as of the date hereof; and

5.

Resolutions of the Board of Directors of the Company relating to the authorization of the Transaction Documents, and the issuance of the Closing Shares, the Option Shares, the Warrant Shares, and the Warrants, as certified by an officer of the Company as of the date hereof.

We have examined originals or copies of such corporate records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have relied upon the certificates of all public and corporate officials with respect to the accuracy of all matters contained therein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the documents listed above. We note that the Board of Directors of the Company has reserved shares of the Company’s Common Stock available for issuance equal to or greater than the number of shares of Common Stock to be issued pursuant to the Underwriting Agreement or upon exercise of the Warrants, and we assume that the Company will continue to reserve such number of shares of Common Stock until issuance of the Option Shares and exercise of all of the Warrants.

Artelo Biosciences, Inc.

September 5, 2025

Based on and subject to the foregoing and the qualifications, limitations, exceptions and assumptions set forth below, it is our opinion that:

1.

The Closing Shares and the Option Shares have been duly authorized by the Company and, when and to the extent issued and sold in accordance with the terms of, and in the manner contemplated by, the Underwriting Agreement, including payment in full to the Company of all consideration required therefor, will be validly issued, fully paid and non-assessable.

2.

The Warrant Shares have been duly authorized by the Company and, if, when and to the extent issued in accordance with the terms of, and in the manner contemplated by, the Underwriting Agreement and the Warrants, the due and proper exercise of the Warrants and payment in full to the Company of the purchase price for each Warrant and any other consideration for the Warrant Shares as required therefor, such Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the common stock of the Company.

Very truly yours,
/s/ Fennemore Craig, P.C
FENNEMORE CRAIG, P.C.

CETE/cdol